Exhibit 10.7

Confidential	EXECUTION VERSION

***Certain confidential information

contained in this document, marked by

brackets, has been omitted and filed

separately with the Securities and

Exchange Commission pursuant to Rule

406 of the Securities Act of 1933, as amended.

CLINICAL SUPPLY AGREEMENT

THIS CLINICAL SUPPLY AGREEMENT (the “Agreement”) is entered into effective as of May 22, 2017 (the “Effective Date”), by and between EQUILLIUM, INC., a corporation organized under the laws of the State of Delaware, USA, with its principal office at 2223 Avenida de la Playa, Suite 108, La Jolla, California 92037, USA (“Equillium”), and BIOCON SA, a company organized under the laws of Switzerland with its principal place of business at c/o BDO SA, Rue De l’Avenir 2, 2800 Delemont, Switzerland (“Biocon”).

RECITALS

WHEREAS, Biocon and Equillium are parties to that certain Collaboration and License Agreement dated as of the Effective Date (the “License Agreement”), pursuant to which Biocon granted Equillium an exclusive license to develop and commercialize Products in the Field in the Equillium Territory (all as defined in the License Agreement); and

WHEREAS, pursuant to Section 4.2(b) of the License Agreement, Biocon has agreed to supply Clinical Material (as defined in the License Agreement) to Equillium for use in the development of Products in accordance with the terms of the License Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Equillium and Biocon hereby agree as follows:

1.	DEFINITIONS

The following capitalized terms used but not defined in this Agreement shall have the meanings set forth in the License Agreement:

Accounting Standards	IND
Affiliate	Information
Applicable Laws	Invention
[…***…] Agreement	ITO
CMC Activities	IV
Control or Controlled by	NDA
Cost of Goods	Product
Data	Regulatory Approval
FDA	Regulatory Authority
Field	Regulatory Filing
First US Approval	SC
ICH	Third Party

In addition, for the purposes of this Agreement, the following terms shall have the following meanings:

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1.1 “Batch” shall mean a defined quantity of Clinical Material that is intended to be of uniform character and quality within specified limits and that is manufactured in a single production run in the same cycle of manufacturing.

1.2 “Batch Records” shall mean, with respect to a particular production run conducted by Biocon for the Manufacture of a single Batch of Clinical Material, the completed batch records, in the form of the Master Batch Records, documenting the details of, and other information associated with, such production run, including any deviations, in accordance with GMP.

1.3 “Certificate of Analysis” shall mean a document signed by an authorized representative of Biocon, describing the applicable Specifications for, and testing methods applied to, a Batch of Clinical Material and the results of such testing, and confirming that such Batch conforms to the applicable Specifications.

1.4 “Certificate of Compliance” shall mean a document, signed by an authorized representative of Biocon, attesting that a particular Batch of Clinical Material was Manufactured in accordance with GMP, the applicable Manufacturing Process for such Clinical Material and Applicable Laws.

1.5 “Clinical Material” shall mean finished, labeled Product (or matched placebo and/or comparator drug, as applicable) suitable for use in human clinical trials, as further described on Exhibit A attached hereto, as amended from time to time to include all future IV and SC formulations thereof.

1.6 “Clinical Material Warranty” shall have the meaning set forth in Section 8.2.

1.7 “CMC Data” shall mean all chemistry, manufacturing and controls information related to Clinical Material, ITO or Product that is required to be included in Equillium’s Regulatory Filings for such Product.

1.8 “Facility” shall mean the facility or facilities at which Biocon or its Affiliate performs its Manufacturing obligations hereunder.

1.9 “GMP” shall mean the then-current good manufacturing practices as described in: (a) relevant United States regulations in Title 21 of the United States Code of Federal Regulations (including Parts 11, 210, 211, 600 and 610) and all applicable rules, regulations and orders thereunder; (b) Division 2 of Part C of the Food and Drug Regulations (Canada) and all applicable rules, regulations and orders thereunder; (c) International Conference on Harmonization (ICH) ICH Q7 Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients; and (d) current FDA, Health Canada and other mutually-agreed guidance documents pertaining to manufacturing and quality control practice; in each case, as updated, amended and revised from time to time and as interpreted by relevant ICH guidelines.

1.10 “Health Canada” shall mean the section of the Canadian Government known as Health Canada, which includes, among other departments, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate or any successor agency thereto which may regulate pharmaceutical products in Canada.

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1.11 “ICH” shall mean the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.12 “Latent Defect” shall mean a defect that causes Clinical Material to fail to conform to the Clinical Material Warranty, which defect is not discoverable upon reasonable physical inspection and testing performed pursuant to Article 7 but is discovered at a later time (e.g., in the course of long-term stability studies or during clinical use).

1.13 “Manufacture” and “Manufacturing” shall mean any steps, processes and activities necessary to produce Clinical Material, including, without limitation, the manufacturing, processing, formulation, handling, labeling, packaging, inspection, quality control testing, release and storage of Clinical Material.

1.14 “Manufacturing Process” shall mean any and all processes (or any step in any process) used or planned to be used by Biocon to Manufacture Clinical Material, as evidenced in the Master Batch Record.

1.15 “Manufacturing SOPs” shall mean the specific methods, techniques, processes and standard operating procedures that are to be used by Biocon in Manufacturing Clinical Material under this Agreement.

1.16 “Master Batch Records” shall mean the electronic or paper template document approved in writing by both parties that contains the complete set of formal instructions for the Manufacture of Clinical Material to be used by Biocon hereunder (including the applicable Manufacturing SOPs, descriptions of Materials, the Manufacturing Process, in-process testing specifications, Specifications and packaging, storage and shipping specifications) and meets the requirements of GMP, as such document may be amended from time to time in accordance with the Quality Agreement.

1.17 “Materials” shall mean starting materials, solvents, reagents, catalysts, components, Excipients, ITO, other ingredients and packaging and labelling materials used in the Manufacture of Clinical Material in accordance with the Specifications.

1.18 “Quality Agreement” shall mean a written quality agreement entered into by the parties with respect to Clinical Material to be supplied under this Agreement that defines the quality roles and responsibilities of each party in connection with the Manufacture of Clinical Material, as the same may be amended or modified from time to time by mutual written agreement of the parties.

1.19 “Specifications” shall mean, with respect to Clinical Material, the written specifications and quality standards, including tests, analytical procedures and acceptance criteria, that establish the set of criteria to which such Clinical Material should conform to be considered acceptable for its intended use, as initially agreed upon and set forth in the Quality Agreement and as amended from time to time by written agreement of the parties in accordance with the procedures set forth in the Quality Agreement.

1.20 “Term” shall have the meaning provided in Section 11.1.

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2.	SUPPLY

2.1 Supply Agreement. Subject to the terms and conditions of this Agreement, during the Term, Biocon agrees to Manufacture and supply to Equillium such quantities of Clinical Material as may be set forth on purchase orders placed by Equillium in accordance with the provisions of Section 2.3, and Equillium agrees that Biocon shall be Equillium’s exclusive supplier for the Product, including Clinical Material, for the Equillium Territory. Equillium shall use all Clinical Material supplied under this Agreement solely to conduct development in the Field in the Equillium Territory (and, solely to the extent permitted by the License Agreement, in the Biocon Territory) in accordance with the terms of the License Agreement.

2.2 Forecasts. No later than [ …***…] before the first day of the first calendar quarter in which Equillium in good faith anticipates it will first require Clinical Material (“Initial Quarter”), Equillium shall provide Biocon with an initial written forecast of its requirements of Clinical Material for the […***…]-calendar quarter periods beginning on the first day of the Initial Quarter (the “Initial Forecast”). On or before the first day of each calendar quarter after delivery of the Initial Forecast during the Term, Equillium shall provide Biocon an updated rolling, forecast of the quantities of Clinical Material that Equillium expects to order during each calendar quarter of the subsequent […***…]-calendar quarter periods commencing with the calendar quarter in which such forecast is provided (each, a “Forecast”). Such Forecasts (including the Initial Forecast) represent Equillium’s reasonable estimates of the quantity of Clinical Material it may require during the applicable […***…]-calendar quarter period. Such Forecasts (including the Initial Forecast) are provided for the convenience of Biocon only and shall not constitute commitments by Equillium to purchase any quantity of Clinical Material; provided, however, that, Equillium shall place binding purchase orders for at least the quantity of Clinical Material specified in the first […***…] calendar quarter periods of each Forecast, including the Initial Forecast (such specified quantity, the “Binding Forecast”); it being understood and agreed that, once a calendar quarter period is included in any Binding Forecast, that forecasted amount for such calendar quarter period may not be changed in any subsequent Binding Forecast submitted to Biocon. Each Forecast shall therefore add an additional binding calendar quarter period, but not revise the preceding binding calendar quarter periods.

2.3 Ordering. To order Clinical Material, Equillium shall provide Biocon with a written purchase order specifying the quantities of Clinical Material (Product, matched placebo and/or comparator drug) ordered, the requested delivery date, the delivery destination and the price (if any) to be paid for such Clinical Material. In any such purchase order, the delivery date requested by Equillium must be at least […***…] after the date the purchase order is submitted to Biocon. Within […***…] after its receipt of a particular purchase order placed by Equillium pursuant to this Section 2.3, Biocon shall acknowledge the receipt of, and accept in writing, such purchase order by providing a written confirmation to Equillium. If no such confirmation is received within such […***…] period, then Biocon shall be deemed to have acknowledged and accepted such purchase order. Biocon shall not be obligated to accept any purchase orders placed by Equillium pursuant to this Section 2.3 for more than […***…]% of the applicable forecasted amount of Clinical Materials. Any purchase orders for Clinical Material submitted by Equillium shall reference this Agreement and shall be governed exclusively by the terms contained herein and in the License Agreement. Any terms or conditions contained in a purchase order or

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acceptance that are inconsistent or in conflict with this Agreement or the License Agreement shall be deemed not to be a part of such purchase order.

2.4 Shortfalls and Allocation of Supply. If Biocon is, or anticipates that it will be, unable to supply to Equillium, in whole or in part, Equillium’s forecasted requirements of Clinical Material on a timely basis due to a shortage of production capacity, shortage of raw materials, or any other reason, Biocon shall promptly notify Equillium in writing of such shortage of production capacity or production problem or other reason, within […***…], and if possible, the date such shortage or production problem is expected to end. The parties will discuss the matter in the JSC and shall use good faith efforts to achieve an equitable solution with the least impact on both parties’ ability to clinically develop Product in their respective territories. Biocon shall use Commercially Reasonable Efforts to remedy any shortfall of Clinical Material as soon as practicable, and Biocon shall allocate its available production capacity for the production of Clinical Material in a manner proportional to the parties’ respective percentages of the combined Clinical Material requirements of the parties represented by Equillium’s forecasted requirements of Clinical Material for use in clinical trials conducted by or on behalf of Equillium and Biocon’s forecasted requirements of Clinical Material for use in clinical trials conducted by or on behalf of Biocon.

2.5 Second Site/Source. Biocon shall have the right to use the services of its Affiliates and Third Party contractors, including CMOs, to assist such Biocon in fulfilling its obligations and exercising its rights under this Agreement; provided that (i) the JSC approves any contractor in advance; (ii) none of Equillium’s rights under this Agreement or the License Agreement are diminished or otherwise adversely affected as a result of Biocon’s use of Affiliates or contractors; and (iii) the contractor or Affiliate has entered into a written agreement with Biocon binding such Person to the obligations Biocon has to Equillium, including obligations of intellectual property assignment and confidentiality and non-use, and containing any other provisions normal and customary for similar types of agreements consistent with this Agreement and the License Agreement; and provided, further, that Biocon shall at all times be responsible for the satisfactory accomplishment of its obligations under and in accordance with, and the contractor’s or Affiliate’s compliance with, the terms and conditions of this Agreement and the License Agreement. Without prejudice to the generality of the foregoing, in the event Biocon is unable to meet Equillium’s orders submitted in accordance with this Agreement for more than […***…] consecutive calendar quarter periods (a “Failure to Supply”), the JSC (or a manufacturing subcommittee thereof) will evaluate alternative approaches to source the shortfall in supply, which may include, without limitation, Biocon’s performance of a manufacturing technology transfer (the reasonable costs of such technology transfer to be borne by Biocon) to a CMO identified by the JSC and appointed by the JSC with Biocon’s prior written consent, such consent not to be unreasonably withheld, to permit such CMO to manufacture ITO and Product, using the manufacturing process developed and used by Biocon, for use and distribution in the Field in the Equillium Territory.

2.6 Right of Biocon to Resume Manufacturing. Following a Failure to Supply and the enabling of a CMO as a secondary source of supply pursuant to Section 2.5, should Biocon provide Equillium with a commercially reasonable proposal and evidence that it is ready, willing and able, directly or through subcontractors, to resume its supply obligations hereunder, the Parties will work together in good faith to develop and mutually agree upon a transition plan that

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achieves the following objectives: (i) minimizes disruption to the continued manufacture and supply of the Clinical Material; (ii) enables Biocon to resume operation of its facility(ies) as the primary source of Clinical Material as soon as reasonably practicable; and (iii) maintains on an ongoing basis the Third Party facility established following a Failure to Supply and the enabling of a CMO to provide a secondary source of supply of Clinical Material pursuant to Section Section 2.5.

3.	MANUFACTURING

3.1 Manufacture of Clinical Material. Biocon shall Manufacture Clinical Material ordered by Equillium in compliance with GMP and all other Applicable Laws. Biocon shall maintain and follow a quality control and testing program to confirm that all Clinical Material supplied hereunder conforms to the Specifications and is manufactured in accordance with GMP and all Applicable Laws.

3.2 Materials and Equipment. Biocon shall be responsible for procuring […***…] all Materials and resources needed for the Manufacture of Clinical Material ordered under this Agreement, including all Materials and resources needed for manufacturing all ITO needed to Manufacture such Clinical Material. Biocon shall use only qualified vendors for purchase of Materials and consumables as specified in the Quality Agreement and as per Biocon quality systems. Biocon shall be responsible for procuring […***…] all equipment, personnel and other resources needed for the Manufacture of Clinical Material ordered under this Agreement. Biocon shall be responsible for allocating appropriate space in the Facility, and for obtaining, installing and maintaining in such Facility all capital equipment, as needed to manufacture the quantities of Clinical Material ordered by Equillium in accordance with the terms of this Agreement. Biocon shall allocate sufficient time, effort, equipment and facilities to the Manufacture of Clinical Material, and shall dedicate and use personnel with sufficient skills and experience as are required to accomplish the Manufacturing tasks, so as to Manufacture and deliver Clinical Material on a timely basis and in accordance with the terms of this Agreement.

3.3 Facility. Clinical Material shall be manufactured only at a Facility that has been previously designated to Equillium in writing. Subject to Section 5.4, any planned change in the Facility shall be made following at least […***…] prior written notice to Equillium, and any unanticipated change in a Facility shall be made following verbal notification to Equillium and an agreement in writing on the timeline for implementing the change.

3.4 Facility Licenses. Biocon shall obtain and maintain for the Facility, […***…], all permits, licenses and approvals (including facilities licenses) needed for Biocon to be able to Manufacture and supply all Clinical Material in compliance with GMP and all Applicable Laws (the “Facilities Licenses”), in a timely manner such that Biocon is able to meet is Manufacturing and supply obligations under this Agreement. Biocon shall keep Equillium regularly informed about the status of all such Facilities Licenses and shall provide Equillium copies thereof upon request. Biocon shall use commercially reasonable efforts to resolve as soon as possible any issues that arise in its seeking or maintaining Facilities Licenses, including completely addressing and rectifying any deviations or other issues raised in any warning letter from the FDA or any similar warning or objection by any Regulatory Authority.

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4.	QUALITY CONTROL

4.1 Quality Agreement. No later than September 30, 2017, the parties shall negotiate in good faith and enter into the Quality Agreement on commercially reasonable and customary terms. In the event of any conflict between the terms of the Quality Agreement and the terms of this Agreement, the terms of the Quality Agreement shall control with respect to quality control or quality assurance matters, and this Agreement shall control with respect to all other matters. Any breach of the Quality Agreement shall be deemed to be a breach of this Agreement, including, without limitation, with respect to indemnity and other remedies hereunder.

4.2 Specifications; Testing. All Clinical Material supplied hereunder shall conform to the Specifications, and Biocon shall verify such conformity in accordance with the testing standards and procedures specified in the Quality Agreement. Biocon will test each Batch of Clinical Material to be delivered hereunder and supply Equillium with a Certificate of Analysis and a Certificate of Compliance. Equillium shall have the right to rely upon the Certificate of Analysis and the Certificate of Compliance provided by Biocon.

4.3 Samples. Biocon shall retain samples of ITO and Clinical Material and isolated intermediates for each Batch of Clinical Material for a period of […***…] (or, if longer, the minimum period required by Applicable Laws) after Equillium’s acceptance of such Batch. The sample size shall be twice the size necessary to conduct quality control testing. Upon Equillium’s written request, Biocon shall provide Equillium with up to one-half (1/2) the original amount of the retained samples.

4.4 Documentation.

(a) Manufacturing Records. Biocon shall keep complete, accurate and authentic accounts, notes, data and records pertaining to the Manufacture, processing, testing, storage, and distribution of Clinical Material and of the work performed under this Agreement, including, without limitation, all quality control documentation and the Master Batch Records, for the longer of (i) a period of […***…] after delivery of such Clinical Material to Equillium or (ii) the period of time required by Applicable Law. Biocon shall make available to Equillium copies of such records and shall permit Equillium to inspect the originals of such records as maintained by Biocon, on reasonable notice. After the time period set forth in this Section 4.4(a), Biocon shall notify Equillium prior to the destruction of any records retained under this Section 4.4(a) and, at Equillium’s request and expense, shall transfer such records to Equillium.

(b) Lot Documentation. Biocon shall make arrangements for, and shall implement, the imprinting of lot numbers for Clinical Material shipped hereunder. Such lot numbers shall be affixed on Clinical Material containers and on the shipping cartons of Clinical Material as required by Applicable Laws.

4.5 Inspections by Equillium. Biocon shall permit Equillium to inspect, as reasonably needed, that portion of the Facility where Clinical Material is Manufactured or stored and review such Clinical Material documents as is reasonably necessary for the purpose of

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assessing Biocon’s compliance with GMP, the Specifications, and all Applicable Laws. Such inspection and document review shall be conducted upon reasonable prior written notice by Equillium (except in the event of a reasonable, urgent concern by Equillium regarding the quality of Clinical Material, in which case Equillium may conduct the inspection as soon as practicable), at a time and date mutually agreeable to the parties and in accordance with the Quality Agreement. In addition, Equillium shall have the right to have an employee or agent present at the Facility during the preparation for or conduct of any Manufacturing run for a Batch of Clinical Material, and such employee or agent shall be free to inspect and oversee all aspects of such preparation or Manufacturing run and to comment to Biocon thereupon. Biocon shall provide such Equillium employee or agent a suitable office equipped with a phone line and high-speed internet connection and other standard office equipment and supplies as needed, for use by such employee or agent in conducting the inspection and oversight activities during such production run.

5.	REGULATORY MATTERS

5.1 Information for Regulatory Applications. Upon Equillium’s written request, Biocon shall provide to Equillium copies of the complete Master Batch Records and specific Manufacturing SOPs and updates as defined in the Quality Agreement, copies of the relevant documents identifying any Biocon technology used in the Manufacture of Clinical Material under the Manufacturing SOPs, and all CMC Data. Equillium has the right to review and copy the executed, completed Batch Records for each Batch, as needed for Equillium to prepare the Chemistry, Manufacturing and Controls (CMC) sections for any Regulatory Filing that Equillium (or its Affiliate or Sublicensee) intends to file or for any other appropriate regulatory purpose relating to ITO or Product. All such Information shall be provided in English. Biocon shall prepare and maintain the Batch Records for each Batch of Clinical Material Manufactured hereunder, and shall provide Equillium access to such Batch Records for review and inspection, and shall provide copies thereof to Equillium, at Equillium’s expense for actual out-of-pocket copying costs, if so requested by Equillium.

5.2 Regulatory Assistance. Without limiting Section 5.1, with respect to any application, registration or filings reasonably needed by Equillium (or its Affiliate or Sublicensee) to obtain or maintain Regulatory Approvals for any Product, and any record-keeping, audits, inspections and audits required by Regulatory Authorities relating to the Manufacture and/or supply of Clinical Material by Biocon hereunder, Biocon shall reasonably cooperate with and assist Equillium in all such matters, including providing any additional information needed for such applications, filings or activities and any additional support relating to Clinical Material as reasonably requested by Equillium (or its Affiliate or Sublicensee), and Equillium shall reimburse Biocon for any actual out-of-pocket costs of providing such Information and assistance, in amounts to be agreed prior to the services.

5.3 Regulatory Inspections.

(a) Inspection by Regulatory Authorities. Upon the request of any Regulatory Authority having jurisdiction over the Manufacture of Clinical Material hereunder, Biocon shall provide such Regulatory Authority with access to observe and inspect Biocon’s facilities and procedures used for the Manufacture, release and stability testing, and/or

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warehousing of all Clinical Material and to audit such facilities for compliance with GMP and/or other Applicable Laws. Biocon specifically agrees to cooperate with any inspection by a Regulatory Authority, whether prior to or after Regulatory Approval of a Product, and to provide Equillium a copy of any inspection or audit report resulting from any such inspection. If Biocon is purchasing raw materials from a Third Party manufacturer for use in manufacturing Clinical Material, Biocon shall use commercially reasonable diligent efforts to ensure that such manufacturer’s facilities and procedures are similarly subject to the provisions of this Section 5.3(a) as to the manufacture of such raw materials, and to ensure that Equillium is provided copies of any inspection or audit report of such Third Party relating to such raw materials.

(b) Notification of Inspections. Biocon agrees to notify Equillium within […***…] of any written or oral inquiries, notifications or inspection activity by any Regulatory Authority in regard to Clinical Material supplied or to be supplied to Equillium hereunder. Biocon shall provide a reasonable description of any such governmental inquiries, notifications or inspections promptly, but in no event later than […***…] after such notification, inquiry or inspection. Biocon shall furnish to Equillium (i) within […***…] after receipt, any report or correspondence issued by any Regulatory Authority in connection with such notification, inquiry or inspection, including any FDA Form 483 (List of Inspectional Observations) or applicable portions of any FDA warning letters (or any equivalent in another country or jurisdiction) which pertain to ITO or Product, and (ii) not later than […***…] prior to the time it provides to any Regulatory Authority (unless any such response is due to such Regulatory Authority within […***…], in which case Biocon shall furnish to Equillium as soon as reasonably practical, but in any event within […***…] prior to the time it provides to any Regulatory Authority), copies of proposed responses or explanations relating to items set forth above (each, a “Proposed Response”), in each case redacted of trade secrets or other confidential or proprietary information of Biocon that is unrelated to the obligations under this Agreement and is unrelated to Clinical Material or its Manufacture. Biocon shall discuss with Equillium and consider in good faith any comments provided by Equillium on the Proposed Response. Biocon shall provide a copy of the final response submitted to the FDA or other Regulatory Authority no later than […***…] after filing. After the filing of a response with the FDA or other Regulatory Authority, Biocon shall notify Equillium of any further contacts with such Regulatory Authority relating to the subject matter of the response.

(c) Remedial Actions. Biocon shall notify Equillium immediately in writing in the event any action is taken or threatened by a Regulatory Authority relating to the Manufacture of Clinical Material by or on behalf of Biocon or any of its Affiliates, or relating to the Facility in which such Manufacture occurs, or which may impair the ability of Biocon to Manufacture and supply Clinical Material (including, without limitation, any impairment to Biocon’s ability to Manufacture and supply Clinical Material conforming to the applicable Specifications) in accordance with this Agreement. In any event, Biocon shall use commercially reasonable efforts to address and resolve as soon as possible any issues, concerns or warnings from any Regulatory Authority that might affect Biocon’s ability to Manufacture and supply Clinical Material in accordance with this Agreement. To the extent Biocon must implement a plan of remediation or other modifications or changes to its Facility or its manufacturing processes, as may be mutually agreed, in order to address and resolve any such issues, concerns or warnings from any Regulatory Authority, Biocon shall prepare such plan as soon as possible,

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shall provide a draft of the plan to Equillium for review and comment, and shall implement all reasonable comments of Equillium as soon as possible, and shall implement and complete all aspects of the agreed plan as soon as possible.

5.4 Changes in Manufacturing Process. Biocon shall not change or modify any of the Specifications or Manufacturing SOPs, or otherwise make any change in the facilities, materials, equipment, processes or procedures used to Manufacture Clinical Material that would require a filing with a Regulatory Authority and/or that would reasonably be expected to affect Biocon’s ability to Manufacture and supply the Clinical Material in accordance with the Specifications and the terms of this Agreement, without Equillium’s prior written approval. No changes to the Specifications, the Manufacturing SOPs or the Master Batch Records shall be made except in accordance with the change control procedures of the Quality Agreement. Biocon shall disclose all proposed changes in such Specifications, manufacturing and testing materials, equipment, processes or procedures to Equillium at a level that would be sufficient to allow Equillium to understand such changes and comply with Applicable Laws. If Equillium agrees to allow any such change requiring Equillium’s approval to be implemented, then the parties shall revise Manufacturing SOPs and the relevant Specifications in writing accordingly, if applicable, in compliance with the requirements of the Quality Agreement.

5.5 Labels and Packaging Materials. Biocon shall provide all labels and packaging materials for, and shall perform, all packaging and labeling of Clinical Material; provided, however, that Equillium shall be responsible for providing and determining the content of such labels and Equillium shall have the right to approve the final content of such labels. All labels and packaging materials and use thereof with Clinical Material shall be in accordance with the Specifications.

6.	PRICES, INVOICING AND PAYMENT

6.1 Supply Prices.

(a) Orphan Indications Prior to First US Approval. Prior to First US Approval, Biocon shall supply to Equillium sufficient quantities of Clinical Material for use in the conduct of clinical trials of Product in three (3) Orphan Indications at no cost to Equillium. For clarity, if Equillium discontinues clinical development of Product in a particular Orphan Indication and instead pursues clinical development of Product in a different Orphan Indication prior to First US Approval, Biocon shall remain obligated to supply Clinical Material at no cost to Equillium pursuant to this Section 6.1(a) for such replacement Orphan Indication, provided that at no time will Biocon be obligated to supply Clinical Material pursuant to this Section 6.1(a) for use in clinical trials of Product for more than three (3) Orphan Indications at any given time, and if Equillium wishes to obtain Clinical Material for use in clinical trials of Product for a fourth or additional concurrently-developed Orphan Indication prior to First US Approval, such Clinical Material shall be supplied at the price set forth in Section 6.1(b);

(b) Orphan Indications After First US Approval. After First US Approval, Biocon shall supply to Equillium sufficient quantities of Clinical Material for use in the conduct of clinical trials of Product for Orphan Indications in the Equillium Territory, at a price equal to

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Biocon’s then-current Cost of Goods of such Clinical Material, without mark-up or profit margin; and

(c) Other Indications. Biocon shall supply to Equillium sufficient quantities of Clinical Material for use in the conduct of clinical trials of Product for Indications other than Orphan Indications at a price equal to Biocon’s then-current Cost of Goods, without mark-up or profit margin.

6.2 Cost of Goods.

(a) Initial Cost of Goods Estimate. Within […***…] after Biocon’s receipt of the Initial Forecast, Biocon will provide to Equillium in writing Biocon’s good faith estimate of the anticipated Cost of Goods of Clinical Material (including a detailed description of the assumptions upon which such estimate is based) for the period from the first day of the first month of the Initial Forecast for which Equillium expects to require Clinical Material until either (i) if at least two full quarters remain in the calendar year in which the Initial Forecast is delivered, the end of such calendar year, or (ii) if less than two full quarters remain in the calendar year in which the Initial Forecast is delivered, the end of the immediately following calendar year (as applicable, the “Initial Supply Period”). The JSC shall meet to discuss such Cost of Goods estimate and any questions or concerns Equillium may have regarding such estimate and cooperate in good faith to arrive at a mutually acceptable Cost of Goods estimate for Clinical Material for the Initial Supply Period within […***…] after Equillium’s receipt of such Cost of Goods estimate from Biocon. Such mutually acceptable Cost of Goods estimate shall be used to calculate the initial supply price(s) of any quantity(ies) of Clinical Material for which Biocon is obligated to make payment (i.e., quantities of Clinical Material other than those to be supplied at no cost to Equillium pursuant to Section 6.1(a)) during the Initial Supply Period (the “Initial Supply Price(s)”). Thereafter, the Supply Price(s) of each Clinical Material shall be recalculated, and appropriate adjustments made, in accordance with Section 6.2(b).

(b) Recalculation of Cost of Goods.

(i) As promptly as practicable, and in any event within […***…], after December 31 of the last calendar year of the Initial Supply Period, Biocon shall calculate and disclose to Equillium in writing the actual per-unit Cost of Goods of all Clinical Material (whether supplied on the terms set forth in Section 6.1(a), 6.1(b) or 6.1(c)) supplied to Equillium during the Initial Supply Period (the “Initial Actual Cost of Goods”). The JSC shall promptly meet to discuss the Initial Actual Cost of Goods. If the aggregate Initial Supply Price(s) paid by Equillium for all Clinical Material supplied by Biocon to Equillium on the terms set forth in Section 6.1(b) and/or 6.1(c) during the Initial Supply Period is […***…] than the amount that would have been payable had the supply price(s) of such Clinical Material been calculated using the Initial Actual Cost of Goods, then […***…]. If the aggregate Initial Supply Price(s) paid by Equillium for all Clinical Material supplied by Biocon to Equillium on the terms set forth in Section 6.1(b) and/or 6.1(c) during the Initial Supply Period […***…] the amount that would have been payable had the supply price(s) of such Clinical Material been calculated using the Initial Actual Cost of Goods, then […***…]. The initial supply price of Clinical

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Material supplied pursuant to Section 6.1(b) and/or 6.1(c) for the following calendar year shall be calculated based on the Initial Actual Cost of Goods.

(ii) As promptly as practicable, and in any event within [ …***…], after December 31 of each subsequent calendar year during the Term, Biocon shall calculate and disclose to Equillium in writing the actual per-unit Cost of Goods of all Clinical Material (whether supplied on the terms set forth in Section 6.1(a), 6.1(b) or 6.1(c)) for such calendar year (the “Prior-Year Cost of Goods”). The JSC will meet to discuss the Prior-Year Cost of Goods. If the aggregate initial supply price paid by Equillium for all Clinical Material supplied by Biocon to Equillium on the terms set forth in Section 6.1(b) and/or 6.1(c) during the Prior Pricing Period is […***…] than the amount that would have been payable had the supply price(s) of such Clinical Material been calculated using the Prior-Year Cost of Goods, then […***…]. If the aggregate initial supply price paid by Equillium for all Clinical Material supplied by Biocon to Equillium on the terms set forth in Section 6.1(b) and/or 6.1(c) during the Prior Pricing Period […***…] the amount that would have been payable had the supply price(s) of such Clinical Material been calculated using the Prior-Year Cost of Goods, then […***…].

6.3 Reduce Cost of Goods. During the Term, Biocon shall use commercially reasonable efforts (a) to implement process improvements and achieve other efficiencies that lower the Cost of Goods of Clinical Material Manufactured by Biocon or its Affiliates and (b) to include in its agreement with each Third Party contract manufacturer involved in the Manufacture of Clinical Material reasonable provisions for supply price reductions in the case of process improvements or other efficiencies that lower such contract manufacturer’s cost of manufacture, such that Equillium will receive a corresponding benefit through reduction of Cost of Goods. Biocon shall aggregate quantities of Clinical Material ordered by Equillium hereunder with quantities of Clinical Material Manufactured for Biocon, its Affiliates or Third Party licensees for their own development activities in the Biocon Territory as necessary to take advantage of preferential volume-based pricing.

6.4 Method of Payment. Biocon will invoice Equillium for each Batch of Clinical Material no earlier than the later of (a) the date of shipment of such Batch and (b) the delivery to Equillium of the required documentation with respect to such Batch pursuant to Section 7.1. Equillium shall pay each such invoice within […***…] after the later of (i) Equillium’s receipt of the applicable invoice and (ii) Equillium’s receipt of such Batch and the related documentation pursuant to Section 7.1, unless such Batch is rejected in accordance with Section 7.3(b). The supply price of Clinical Material supplied under this Agreement shall be stated in U.S. dollars, and all payments hereunder shall be payable in U.S. dollars. When conversion of cost items included in the calculation of Cost of Goods from any foreign currency is required, such conversion shall be calculated at the rate of exchange for such currency used throughout the accounting system of Biocon for financial reporting purposes for the applicable period. All payments hereunder shall be made by wire transfer in immediately available funds to the bank and account designated in writing by Biocon.

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6.5 Taxes. Equillium will pay any and all taxes (other than taxes based upon Biocon’s income), duties, assessments and other charges and expenses imposed by any government authority in connection with the delivery and sale of Clinical Material to Equillium.

6.6 Audits. Biocon shall keep (and shall cause its Affiliates to keep) complete and accurate records pertaining to the Manufacture of Clinical Material in sufficient detail to permit Equillium to confirm the accuracy of all Cost of Goods and supply price determinations, for at least […***…] following the end of the calendar year to which they pertain. Equillium shall have the right, once annually, to cause an independent, certified public accountant of international standing and reasonably acceptable to Biocon to audit such records solely to confirm Costs of Goods and supply price determinations for a period covering not more than the preceding […***…]. No calendar year shall be subject to audit under this section more than once. Such audits may be exercised during normal business hours upon at least […***…] prior written notice to Biocon in the location where the records are maintained. The auditor will execute a reasonable written confidentiality agreement with Biocon and will disclose to Equillium only such information as is reasonably necessary to provide Equillium with information regarding any actual or potential discrepancies between Cost of Goods reported and supply prices invoiced, on the one hand, and amounts paid or payable under this Agreement. The auditor will send a copy of the report to Biocon at the same time it is sent to Equillium. The report sent to both parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the parties to reflect the results of such audit. Equillium shall bear the full cost of such audit unless such audit discloses an overpayment by Equillium of more than […***…]% of the amount due for any calendar year under this Agreement, in which case, Biocon shall bear the full cost of such audit and Equillium shall deduct the amount of such overpayment from amounts otherwise owed to Biocon under this Agreement. If such audit discloses an underpayment by Equillium, then Equillium will promptly remit the amount of such underpayment to Biocon.

6.7 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest at a rate per annum that is […***…] (i.e., […***…] percentage points) above the then-current prime rate quoted by Citibank in New York City for the period from the due date for payment until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the party entitled to payment from exercising any other rights it may have as a consequence of the lateness of any payment.

7.	DELIVERY; ACCEPTANCE AND REJECTION; RECALLS

7.1 Documentation on Delivery. Each Batch (or portion of a Batch) of Clinical Material delivered to Equillium hereunder shall be accompanied by (a) a copy of the Batch Records for such Batch, together with written confirmation that such Batch Records have been reviewed and approved by Biocon’s quality assurance unit, (b) a Certificate of Analysis and (c) a Certificate of Compliance.

7.2 Delivery. Unless otherwise agreed by the parties in writing, all shipments of Clinical Material shall be shipped FCA (Incoterms 2010) the Facility to the destination(s) specified by Equillium in the applicable purchase order. Biocon will package and ship Clinical

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Material in accordance with Biocon’s customary practices, unless otherwise specified by Equillium. Biocon will procure insurance, in an amount sufficient to cover the value of the contents, for all shipments. All freight, handling, insurance, duties, taxes and shipping expense will be borne by Equillium. Biocon will use commercially reasonable efforts to comply with the requested delivery dates for all Clinical Material.

7.3 Acceptance and Rejection.

(a) Defective Product. Equillium may reject any Clinical Material delivered under this Agreement that does not conform to the Clinical Material Warranty (a “Defective Product”) by giving written notice to Biocon within […***…] after delivery. If Equillium does not notify Biocon of its rejection of any Defective Product in a shipment of Clinical Material within such […***…] period, Equillium will be deemed to have accepted the shipment of Clinical Material, except as otherwise provided below with respect to any quantities of Clinical Material containing Latent Defects.

(b) Rejection. In notifying Biocon of Defective Product, Equillium shall identify in reasonable detail the nature of the defect. Biocon shall have a reasonable opportunity, not to exceed […***…] from receipt of notification, to review any materials provided by Equillium to substantiate the existence of Defective Product and to conduct its own tests of the Clinical Material. Biocon shall, at Equillium’s election, either (i) promptly refund any sums actually paid for such Defective Product or (ii) replace such Defective Product with Clinical Material conforming to the Clinical Material Warranty within […***…].

(c) Latent Defects. If any quantity of Clinical Material is found to contain a Latent Defect, such quantity will be considered Defective Product and Equillium may reject such Clinical Material or revoke its acceptance of such Clinical Material by notifying Biocon of such rejection or revocation within […***…] after the Latent Defect is discovered. Equillium may reject such quantity of Clinical Material containing such Latent Defect even if the Latent Defect is not discovered within the time period set forth in Section 7.3(a), subject to the terms provided in Section 7.3(b).

(d) Independent Testing. If Biocon reasonably disagrees with Equillium’s determination that Clinical Material constitutes Defective Product, then a sample of the applicable Batch(es) of such Clinical Material to an independent Third Party testing service, mutually and reasonably acceptable to both parties, for analytical testing to determine whether such Clinical Material constitutes Defective Product. The parties agree that such testing service’s determination shall be final and determinative. The party against whom the Third Party testing service rules shall bear all costs of the Third Party testing.

7.4 Recalls. Equillium shall be responsible for carrying out any recall that is required by a Regulatory Authority, and Biocon shall reasonably cooperate in such recall. Biocon shall be responsible for all costs and expense of any such recall to the extent resulting from the supply of Defective Product or other breach of this Agreement by Biocon.

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8.	REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound (including, with respect to Biocon, the […***…] Agreement), nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

8.2 Clinical Material Warranty. Biocon represents and warrants to Equillium that all Clinical Material supplied by Biocon hereunder: (a) will have been Manufactured in compliance with GMP and other Applicable Laws and (b) will, at the time of delivery, conform to the Specifications then in effect (collectively, the “Clinical Material Warranty”).

8.3 Biocon Covenants. In addition to any covenants made by it elsewhere in this Agreement, Biocon hereby covenants to Equillium that:

(a) neither Biocon nor any of its Affiliates will employ or use the services of any Person who is debarred under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with the Manufacture and supply of Clinical Material; and in the event that Biocon becomes aware of the debarment or threatened debarment of any Person providing services to Biocon or any of its Affiliates with respect to the Manufacture or supply of Clinical Material, Biocon will immediately notify Equillium in writing and will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any activities relating to the Manufacture or supply of Clinical Material;

(b) neither Biocon nor any of its Affiliates will, in connection with the performance of Biocon’s obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including Biocon and its Affiliates, nor will Biocon or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the performance of Biocon’s obligations under this Agreement;

(c) neither Biocon nor any of its Affiliates (or any of their respective employees and contractors), in connection with the performance of Biocon’s obligations under this Agreement, will cause Equillium to be in violation of Anti-Corruption Laws or Export Control Laws; and

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(d) Biocon will immediately notify Equillium if Biocon has any information or suspicion that there may be a violation of Anti-Corruption Laws or Export Control Laws in connection with the performance of Biocon’s obligations under this Agreement.

8.4 Performance by Affiliates and Contractors. The parties recognize that Biocon may perform some or all of its obligations under this Agreement through one or more Affiliates or Third Party contractors; provided, in each case, that (a) none of Equillium’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or contracting, and (b) each such Affiliate and Third Party contractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the parties pursuant to Article 9 and Article 10; and provided, further, that Biocon shall at all times be fully responsible for the performance and payment of such Affiliate or Third Party contractor.

8.5 Disclaimer. Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

8.6 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 8.6 shall not be construed to limit either party’s indemnification obligations under Article 12.

9.	INTELLECTUAL PROPERTY MATTERS

The ownership of and rights with respect to all Data and Inventions arising under this Agreement will be determined in accordance with, and pursuant to the terms of, Article 7 of the License Agreement.

10.	CONFIDENTIALITY

The parties acknowledge and agree that any Information furnished to a party by or on behalf of the other party pursuant to this Agreement shall collectively constitute “Confidential Information” of the other party for purposes of the License Agreement, including, without limitation, Article 8 thereof, and the provisions of Article 8 of the License Agreement are hereby incorporated by reference in this Agreement.

11.	TERM AND TERMINATION

11.1 Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated in accordance with this Article 11, expire upon expiration or termination of the License Agreement.

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11.2 Accrued Obligations; Survival. Upon any termination or any expiration of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except as expressly provided in this Section 11.2. Neither expiration nor any termination of this Agreement shall relieve either party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the parties’ rights and obligations under Sections 4.4, 5.1, 6.2(b), 6.4, 6.5, 6.6, 6.7, 8.2, 8.5, 8.6, 11.2 and 11.3 and Articles 7, 9, 10, 12, 13 and 14 will survive expiration or any termination of this Agreement.

11.3 Damages; Relief. Termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to hereunder as a result of the other party’s breach of this Agreement.

12.	INDEMNIFICATION

The provisions of Article 11 of the License Agreement are hereby incorporated by reference in this Agreement; provided, however, that, for purposes of this Agreement, all references to “this Agreement” in Sections 11.1 and 11.2 of the License Agreement shall be deemed to refer to this Agreement (and not to the License Agreement); and provided, further, that each party shall be entitled to indemnification for an aggregate of 100% of its actual indemnifiable Losses under this Agreement and the License Agreement together (i.e., neither party shall be entitled to any double recovery by virtue of a particular item of Losses being indemnifiable under both this Agreement and the License Agreement).

13.	DISPUTE RESOLUTION

Except as set forth in Section 7.3(d), any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement will be resolved in accordance with Article 12 of the License Agreement, and the provisions of Article 12 of the License Agreement are hereby incorporated by reference in this Agreement.

14.	MISCELLANEOUS

14.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

14.2 Entire Agreement; Amendments. This Agreement (including the Exhibits hereto), the License Agreement, the Purchase Agreement and the Related Agreements, collectively, are both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of their respective terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise,

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concerning any and all matters contained herein, including any Confidentiality Agreement, but specifically excluding the License Agreement, Purchase Agreement and the Related Agreements. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both parties hereto.

14.3 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

14.4 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; or

(b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

14.5 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or organized labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused, in whole or in part, such event(s) to occur. The affected party shall notify the other party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

14.6 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of

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the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the parties. The parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

14.7 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, or by internationally-recognized express courier, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; or (b) if delivered by express courier, the second business day the express courier regularly makes deliveries following deposit.

If to Equillium, to:	Equillium, Inc. 2223 Avenida de la Playa, Suite 108 La Jolla, CA 92037 USA Attn: Daniel M. Bradbury Email: […***…]
If to Biocon, to:	Biocon SA Attention: Director c/o BDO SA Rue de l’Avenir 2 2800 Delémont Switzerland
With a copy to:	Head – Legal Biocon Limited 20th K.M. Hosur Road Electronics City P.O. Bangalore 560100 India

14.8 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English

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language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

14.9 Relationship between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

14.10 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the parties, and no other person or entity shall have any right or claim against any party by reason of these provisions or be entitled to enforce any of these provisions against any party.

14.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have duly executed this Clinical Supply Agreement as of the Effective Date.

EQUILLIUM, INC.	BIOCON SA

By: /s/ Daniel M. Bradbury Name: Daniel M. Bradbury Title: President	By: /s/ Raman S. Name: Raman S. Title: Authorized Signatory

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Exhibits

Exhibit A             Description of Clinical Material

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Exhibit A

DESCRIPTION OF CLINICAL MATERIAL

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